September 13, 2005


Texxon Inc.
9801 Westheimer St.
Suite 302
Houston, TX 74042


Ladies and Gentlemen:

         You have requested my opinion with respect to certain matters in connection with the filing by Texxon Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities Exchange Commission covering the offering of (i) up to 12,000,000 shares or options to purchase shares of the Company's Common Stock, $0.001 par value pursuant to Professional Services Agreements, Consulting Agreements, Employment Agreements and Directors Agreement.

         In connection with this opinion I have examined the Registration Statement and related Prospectus, the Company's Article of Incorporation and By-Laws, and such other documents, records, certificates, memoranda and other instruments I have deemed necessary as a basis for this opinion. I have relied upon the accuracy of the factual information provided to me by the Company and upon the accuracy of the representations and undertakings set forth in the Registration Statement. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

         On the basis of the foregoing, and in reliance thereon, I am of the opinion that the shares, when sold and issued in accordance with the Professional Services Agreements, Consulting Agreements, Employment Agreements and Directors Agreement, will be validly issued, fully paid and nonassessable.

         I am furnishing this opinion letter to you solely for your benefit in connection with the registration statement referenced herein. I disclaim any obligation to update this opinion letter for changes of fact, law or otherwise.


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         I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am within the category of persons whose consent is required under the Securities Act of 1933 as amended, or the Rules and Regulations thereunder.

Very Truly Yours,



/S/ Ronald C. Kaufman


Ronald C. Kaufman
Kaufman & Associates, PLLC